CSK AUTO CONDUCTING COMPREHENSIVE REVIEW OF BUSINESS TO IMPROVE PROFITABILITY

Phoenix, AZ – September 5, 2007 – CSK Auto Corporation (NYSE: CAO), parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that it has commenced a comprehensive, strategic review of the Company aimed at improving profitability and restoring top line growth. Under the leadership of its new President and Chief Executive Officer Lawrence Mondry, the Company’s management and its Board of Directors will be evaluating all aspects of the Company’s operations over the next few months. As an initial step in this process, the Company announced today that it is reducing the number of anticipated new store openings planned for 2007 and 2008, expanding its estimated store closures for 2008 and immediately implementing a reduction in staffing in its general and administrative areas to better align its cost structure with current business trends and initiatives.

“Among my primary objectives since joining CSK this summer was to initiate a comprehensive review of the Company’s operations to help us identify opportunities to improve our competitive position, our operational and financial performance, and our ability to deliver value to our stockholders. With the assistance of Kurt Salmon Associates, a premier retail and consumer products consulting firm, this strategic review is now underway,” said Mr. Mondry. “CSK is a fundamentally sound company that is the market leader in most of its major markets, with a solid second position in virtually all of its remaining markets. Our initial focus will be to defend our core retail business so that we are not out-positioned in any of our current markets and aggressively grow our commercial sales business, which we believe has significant opportunity for further expansion,” said Mr. Mondry.

In order to focus its attention on improving existing operations and new store locations that have the greatest potential for success, the Company also plans to pursue a much more disciplined approach relative to its new store growth. As such, the Company is revising its new store growth projections for fiscal 2007 to approximately 48 from the previously disclosed 64 stores. The Company currently contemplates opening approximately 14 new stores in fiscal 2008.

The Company also announced it had completed the closure of the remaining two Pay N Save stores in August 2007 and that, at this time, it anticipates closing approximately 40 stores in fiscal 2008.

Additionally, effective immediately, the Company is eliminating approximately 160 non-sales positions. The primary areas affected by the reduction are corporate support and field administrative support. Associates in store sales and key sales support positions will be unaffected by this workforce reduction.

The store closure and staff reduction initiatives described above are among a series of initiatives being pursued that are expected to reduce expenses by approximately $7.6 million net pre-tax in the remainder of fiscal 2007 and by approximately $34 million net pre-tax in fiscal 2008.

Mr. Mondry said, “These initial steps to strengthen our business will be difficult, but they are critical to setting CSK Auto on the right path for the future. We look forward to further discussing our key initiatives and strategies later this year upon the completion of our strategic review.”

CFO Search

With the assistance of Korn/Ferry International, the search for a new Chief Financial Officer is well underway and the Company is optimistic that it will be in a position to announce the appointment of a new CFO in the near future. In the meantime, Steven Korby, the Company’s Interim CFO and partner with Tatum, LLC, is leading the Company’s efforts to complete its remaining late periodic SEC reports.

Stockholders’ Meeting

The Company also announced that it has scheduled its combined 2006/2007 Stockholders’ Meeting for November 8, 2007 in Phoenix, Arizona.  Any stockholder proposal that is sought to be included in our proxy materials for such Stockholders’ Meeting, or any director nomination must be received by us prior to the close of business on September 19, 2007.  Proposals and nominations should be addressed to:  Corporate Secretary, CSK Auto, Inc., 645 East Missouri Ave., Suite 400, Phoenix, AZ  85012.

About CSK Auto

CSK Auto, Inc., is a specialty retailer of automotive parts and accessories, and operates 1,334 stores in 22 states as of August 5, 2007. CSK serves both the do-it-yourself and the do-it-for-me markets, operating under four brand names: Checker Auto Parts in Hawaii, Rocky Mountain, Southwestern, and Northern Plains states; Schuck’s Auto Supply in the Pacific Northwest and Alaska; Kragen Auto Parts in California; and Murray’s Discount Auto Parts in the Midwest.

SOURCE: CSK Auto Corporation
Investor Contact:
Brenda Bonn, Manager, Investor Relations, 602-631-7483

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